EXHIBIT 10.1
SETTLEMENT AGREEMENT
     This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2010, by and among GOLCONDA CAPITAL PORTFOLIO, L.P., a Texas limited partnership, GOLCONDA CAPITAL MANAGEMENT, LLC, a Texas limited liability company and the general partner of Golconda Capital Portfolio, L.P., and WILLIAM D. SUMMITT (the foregoing entities and individuals collectively, the “Golconda Group” and each individually, a “Member”) and AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Company”).
     WHEREAS, Golconda Capital Portfolio, L.P. and William D. Summitt submitted a letter, dated October 26, 2010 (the “Nomination Letter”), of their intent to nominate William D. Summitt, Charlotte E. Sibley, Bart Weiner and David B. Lee (the “Original Four Nominees”) for election to the Company’s Board of Directors (the “Board”) at the 2011 annual meeting of stockholders of the Company (such meeting, including any adjournment thereof, the “2011 Annual Meeting”);
     WHEREAS, on November 12, 2010, the Chairman of the Board of the Company responded to the Nomination Letter, which response letter was filed as an exhibit to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2010;
     WHEREAS, the Company has announced an intention to recommend to the Company’s stockholders adoption at the 2011 Annual Meeting of an amendment to the Company’s certificate of incorporation to reduce the percentage of votes required to elect directors from 80% to a simple majority; and
     WHEREAS, the Company, after consultation with a number of its stockholders, including Members of the Golconda Group, has determined that the interests of the Company and its stockholders would be best served at this time by, among other things, resolving issues regarding corporate governance by mutual and constructive agreement, rather than by a proxy solicitation contest and the substantial expense, disruption of Company activities, distraction of management and adverse publicity that may result therefrom.
     NOW, THEREFORE, in consideration of and reliance upon the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Board Composition.
     (a) Prior to December 31, 2010, and in accordance with the certificate of incorporation and bylaws of the Company, the Board shall increase its size to twelve (12) members. Concurrently with or promptly following the increase in the size of the Board, the Company shall appoint to the Board Charlotte E. Sibley, as a Class B director, and Bart Weiner, as a Class C director, after a determination by the Board’s Corporate Governance Committee that such individuals are qualified and are independent under the rules and regulations of the SEC and The NASDAQ Stock Market LLC, provided, however, that if the Corporate Governance Committee does not find such individuals qualified and independent or if such individuals should withdraw their nomination prior to accepting their initial appointment to the Board, representatives of the Board and the Golconda Group shall work together in good faith to propose alternative director nominees to the Board acceptable to the Board and to the Golconda Group and determined to be qualified and independent by the Corporate Governance Committee. The Company shall nominate Ms. Sibley for re-election to the Board at the 2011 Annual Meeting and Mr. Weiner for re-election to the Board at the 2012 annual meeting of stockholders of the Company (such meeting, including any adjournment thereof, the “2012 Annual Meeting”). For purposes of this Agreement, Charlotte E. Sibley and Bart Weiner, or the director nominees in lieu thereof determined to be qualified and independent and appointed to the Board pursuant to the terms of this Section 1(a), are hereinafter referred to as the “New Nominees.”
     (b) The Company shall, prior to each of the 2011 Annual Meeting and 2012 Annual Meeting, file a definitive proxy statement with the SEC which includes such information regarding the applicable New Nominee nominated for re-election as is required by federal securities laws in connection with his or her nomination by the Company; provided that it shall be a precondition to each such nomination that the New Nominees cooperate and provide such required information to the Company as the Company may request. The Board shall recommend that the Company’s stockholders vote directly or by proxy in favor of, and shall otherwise use reasonable commercial efforts to cause, the election of Charlotte E. Sibley at the 2011 Annual Meeting and of Bart Weiner at the 2012 Annual Meeting.
     (c) The New Nominees, upon appointment and continuing through their possible re-election to the Board, will serve as integral members of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, including the Company’s Code of Conduct, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.
     (d) For the avoidance of doubt, the Company intends to nominate for election to the Board:
     (i) at the 2011 Annual Meeting, in addition to four (4) Class B directors (including Charlotte E. Sibley or other applicable New Nominee), (i) two (2) Class A directors and (ii) one (1) Class C director;
     (ii) at the 2012 Annual Meeting, in addition to Bart Weiner or other applicable New Nominee, as a Class C director, Charlotte E. Sibley or other applicable New Nominee (in the event such person did not receive an 80% vote of stockholders at the 2011 Annual Meeting) as a Class B director, together with such other individuals as the Board deems appropriate; and
     (iii) at the 2013 annual meeting of stockholders of the Company (such meeting, including any adjournment thereof, the “2013 Annual Meeting”), and subsequent annual meetings of the stockholders of the Company, such individuals as the Board deems appropriate.
     (e) The Company shall not increase the size of the Board beyond twelve (12) members without the approval of the Company’s stockholders. The Company will announce a current intention of the Board to reduce the size of the Board over time through the non-replacement of current directors who retire or are otherwise unable to serve.
     (f) In furtherance of its recent public disclosures, the Company shall include and the Board shall recommend the Company’s existing proposal to reduce the percentage of votes required to elect directors from 80% to a simple majority in its proxy statement for the 2011 Annual Meeting.
2. Withdrawal of Proposals and Termination of Solicitations.
     (a) Golconda Capital Portfolio, L.P. and William D. Summitt hereby irrevocably withdraw the nominations of the Original Four Nominees for election at the 2011 Annual Meeting. The Golconda Group and each Member thereof shall immediately cease, and shall cause each of their affiliates, associates and Representatives (each as defined below) to immediately cease any and all efforts with respect to the nominations and election of the Original Four Nominees and, to the extent applicable, the solicitation of proxies in connection therewith.
     (b) From the date hereof until November 28, 2012, no Member shall make, and each shall cause each of its affiliates, associates and Representatives to not make, any objection to the election of the Company’s director nominees (which nominees, for the avoidance of doubt, shall include the New Nominees pursuant to Section 1 above) at the 2011 Annual Meeting and the 2012 Annual Meeting. Each Member shall, and shall cause each of its associates, affiliates and Representatives to, vote all shares of common stock of the Company that it is entitled to vote at the 2011 Annual Meeting, and those that it is entitled to vote at the 2012 Annual Meeting, in favor of (i) the election of each of the Company’s director nominees (which nominees, for the avoidance of doubt, shall include the New Nominees pursuant to Section 1 above at the 2011 Annual Meeting and 2012 Annual Meeting) and (ii) the proposal put forth by the Company for a vote by stockholders and recommended for approval by the Board at the 2011 Annual Meeting as contemplated in Section 1(f) above.
     (c) Promptly after the date of this Agreement, the Golconda Group shall disable access to and remove from the internet, including any servers and caches within its control, the domain www.americanpacificvalue.com and all websites with similar content, all sub-domains thereof and all information, data and materials thereon, none of which

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shall be re-posted at any time at the same or different domain by any Member of the Golconda Group or its affiliates, associates or Representatives.
     (d) Each Member agrees not to allege that the Company’s preliminary or definitive proxy statement, or any preliminary or additional soliciting materials filed with the SEC in connection with the 2011 Annual Meeting or 2012 Annual Meeting violates the Securities Exchange Act of 1934, as amended, or any of the rules and regulations promulgated thereunder (the “Exchange Act”), or contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.
3. Standstill.
     Without the prior written consent of the Board, no Member shall, and each shall cause each of its respective affiliates, associates and Representatives not to, do any of the following for a period (the “Restricted Period”) commencing on the date hereof and ending on November 28, 2012 (provided that if any such affiliate, associate or Representative violates this Section 3 while not acting on behalf of any Member, the Golconda Group, upon becoming aware of such violation, shall use its reasonable best efforts to promptly remedy or cure such violation; provided, further, that nothing in this Section 3 shall require any Member of the Golconda Group who is also a stockholder of the Company to vote in any way (except as required by Section 2(b) of this Agreement) on matters submitted to stockholders of the Company for their approval):
     (a) acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as defined below), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Golconda Group (together with any other Person or “group” referred to in this Section 3(a)) owning, controlling or otherwise having any ownership or voting interest in more than five (5) percent of the outstanding shares of common stock of the Company;
     (b) (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (ii) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other Person to initiate any such stockholder proposal; provided, however, that nothing herein shall limit the ability of the Golconda Group to issue any communication contemplated by Rule 14a-1(l)(2)(iv) under the Exchange Act stating how they intend to vote and the reasons therefor with respect to any extraordinary transaction of any kind or nature between the Company and any third party unaffiliated with the Golconda Group; provided, further, that nothing herein shall limit the ability of the Golconda Group to engage, or in any way participate, directly or indirectly, in any “solicitation” of proxies or consents relating to a transaction of any kind or nature between the Company and any third party unaffiliated with the Golconda Group that is being submitted for a vote of the stockholders;
     (c) form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), other than, with respect to Golconda Capital Portfolio, L.P., Golconda Capital Management, LLC and William D. Summitt, a “group” that includes all or some lesser number of them but does not include any other Persons;
     (d) deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

Exhibit 10.1 Page 3

     (e) seek, alone or in concert with others, (1) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (2) to obtain representation on the Board except as otherwise expressly provided in this Agreement, (3) to effect the removal of any member of the Board, (4) to make a stockholder proposal at any meeting of the stockholders of the Company except as otherwise expressly provided in this Agreement, or (5) to amend any provision of the Company’s certificate of incorporation or bylaws;
     (f) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than fifteen (15) percent of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than fifteen (15) percent of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, provided that this Section 3(f) shall not prohibit actions in respect of an acquisition of, offer to acquire or agreement to acquire, all of the outstanding shares of common stock of the Company;
     (g) enter into any discussions, negotiations, agreements or understandings with any Third Party (as defined below) with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing, through any medium or method whatsoever, including without limitation, e-mail, printed matter, oral communication, or use of social media.
     For purposes of this Agreement, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act, and the term “Third Party” shall mean any Person that is not (i) a party to this Agreement, (ii) a director or officer of the Company, or (iii) a legal counsel to any party to this Agreement. For the purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.
     4. Expenses. Following the execution of this Agreement by the Golconda Group and by the Company, the Company shall promptly reimburse William D. Summitt, Golconda Capital Portfolio, L.P. and Golconda Capital Management, LLC for the reasonable, documented and actual out-of-pocket fees and expenses incurred by them on or prior to the date hereof in connection with (i) the nominations and potential solicitation of proxies in favor of the election of the Original Four Nominees, including but not limited to travel expenses, any fees related to the identification and selection of the Original Four Nominees and the preparation and filing of all filings with the SEC and (ii) the negotiation of this Agreement and the preparation and filing of all filings with the SEC required hereunder, not to exceed $90,000 in the aggregate. All other fees and expenses incurred by a party hereto, whether in connection with the matters contemplated by this Agreement or otherwise, shall be borne by such party.
     5. Confidentiality. Each Member acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Golconda Group by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”). Each Member agrees that the Confidential Information will be kept confidential and that the Members and their Representatives will not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws, regulations or valid legal process; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by any Member or any Representative thereof or (b) was independently acquired by the Member without violating any of the obligations of any Member, the Golconda Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any of their Representatives. Each Member agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 5 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court

Exhibit 10.1 Page 4

proceedings) to restrain such Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.
     6. Press Release and Other Public Disclosures. As soon as practicable on or after the date hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A. None of the parties hereto shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the press release issued pursuant to this Section 6 or the terms of this Agreement.
     7. Representations and Warranties.
     (a) Each Member of the Golconda Group, on behalf of himself or itself, as applicable, represents and warrants that (i) such Member has the power and authority to execute and deliver this Agreement and to perform all such Member’s obligations and consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by such Member, constitutes a valid and binding obligation and agreement of such Member and is enforceable against such Member in accordance with its terms.
     (b) The Company hereby represents and warrants that (i) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
     8. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	With a copy to:

American Pacific Corporation	Morrison & Foerster LLP
3883 Howard Hughes Parkway, Suite 700	425 Market Street
Las Vegas, Nevada 89169	San Francisco, California 94105
Attention: Chief Executive Officer	Attention: Zane O. Gresham, Esq.
Facsimile: (702) 794-0714	Facsimile: (415) 268-7522

If to the Golconda Group or any Member:	With a copy to:

Golconda Capital Management, LLC	Patton Boggs LLP
P.O. Box 570507	2550 M Street, NW
Dallas, Texas 75357	Washington, D.C. 20037
Attention: William D. Summitt	Attention: Philip G. Feigen, Esq.
Facsimile: (214) 855-4733	Facsimile: (202) 457-6315
     9. Assignments. This Agreement shall not be assignable by operation of law or otherwise by any Member without the consent of the Company. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.
     10. Remedies. Each of the Members, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the Members, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent

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any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
     11. Covenant Not to Sue. Except as set forth in Section 10, the Golconda Group and each of their affiliates, associates and Representatives on the one hand, and the Company and each of its affiliates, associates and Representatives on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action relating to any acts or omissions in connection with the 2011 Annual Meeting, 2012 Annual Meeting or 2013 Annual Meeting, including, without limitation, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith; provided, however, that no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.
     12. Non-Disparagement. During the Restricted Period, the Golconda Group shall not disparage the Company or its affiliates, stockholders, officers and/or directors in any way, including, but not limited to, its name, business reputation, Board decisions or business practices, except for truthful statements as may be required by law. The Golconda Group and the Company agree not to, and to cause their associates, affiliates and Representatives not to, make any public comments or statements to the press, employees and stockholders of the Company if such statement or comment is disparaging to the other party, except for truthful statements as may be required by law.
     13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of laws principles. The parties agree that any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or the Chancery Court of the State of Delaware (each, a “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of either Chosen Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in a Chosen Court and (iii) waive any objection that a Chosen Court is an inconvenient forum or lacks jurisdiction.
     14. No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     15. Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
     16. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to and does not confer any rights on, and is not enforceable by, any other Persons.
     17. Entire Agreement. This Agreement contains the entire agreement of, and supersedes all prior agreements and understandings, both written and oral, among, the parties with respect to the subject matter hereof.
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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

AMERICAN PACIFIC CORPORATION
By:	/s/ JOSEPH CARLEONE
	Name:	Joseph Carleone
	Title:	President and Chief Executive Officer

GOLCONDA CAPITAL MANAGEMENT, LLC
By:	/S/ WILLIAM D. SUMMIT
William D. Summitt, Managing Member

GOLCONDA CAPITAL PORTFOLIO, L.P. By: Golconda Capital Management, LLC, its general partner
By:	/S/ WILLIAM D. SUMMIT
William D. Summitt, Managing Member

WILLIAM D. SUMMITT
/S/ WILLIAM D. SUMMIT

Exhibit 10.1 Page 7

Exhibit A
Mutually Agreed Form of Press Release
AMERICAN PACIFIC ANNOUNCES NEW DIRECTORS AND
AGREEMENT WITH STOCKHOLDER GOLCONDA
LAS VEGAS, NEVADA, December 14, 2010 — American Pacific Corporation (NASDAQ: APFC) today announced that it has added two experienced pharmaceutical and health care executives, Charlotte E. Sibley and Bart Weiner, to its board of directors. These individuals had been recommended separately by Golconda Capital Portfolio, L.P. and another of the Company’s stockholders. To accommodate these individuals joining the board, the Company has expanded the size of its board from 10 to 12 directors. The board has also announced an intention to reduce the size of the board over time through the non-replacement of current directors who retire or are otherwise unable to serve.
In addition, the Company reaffirmed its intention to propose at its next annual meeting of stockholders that the stockholders amend AMPAC’s certificate of incorporation to replace the 80% vote requirement for director elections with a simple majority vote requirement.
The Company also announced that it has entered into an agreement with Golconda Capital Portfolio, L.P., Golconda Capital Management, LLC, and William D. Summitt (collectively, “Golconda”) to resolve a potential proxy contest. Among other agreements among the parties, Golconda will vote their shares in support of all the Company’s board nominees at the Company’s upcoming annual meeting.
Dr. Joseph Carleone, President and CEO of American Pacific Corporation, stated, “We are pleased to have resolved these issues so that management and the board of American Pacific can focus on our principal goal, enhancing stockholder value, rather than on the expense and distractions of a potential proxy contest.” Mr. Summitt, Managing Member of Golconda Capital Management, LLC, stated, “Golconda is pleased that the Company added experienced individuals from the pharmaceutical industry to the Company’s board of directors, and reaffirmed its commitment to present to stockholders an amendment to allow a majority vote on director elections.”
The contents of the agreement with Golconda can be found in a Form 8-K to be filed by the Company with the Securities & Exchange Commission.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “intention”, “will”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business.
Readers of this press release are referred to our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010 and our other filings with the Securities and Exchange Commission for further discussion of the various factors that could affect our future results. The forward-looking statements contained in this press release are made as of the date hereof and we assume no obligation

Exhibit 10.1 Page 8

to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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